Exhibit 10.24

Phibro Animal Health Corporation

FY 2014 Management Incentive Plan

Introduction

This plan is designed to provide a market competitive cash incentive program that recognizes the achievement of critical business objectives. The Phibro Animal Health Corporation (PAHC) Corporate Incentive Plan provides rewards to senior managers and professionals who achieve results through demonstrated actions that are aligned with the Company’s business objectives and encourages teamwork within and across business units. We are committed to improving the success of PAHC by providing a competitive compensation plan to those who help us attain our Company objectives.

As part of our overall pay for performance philosophy, management incentive payments will be based on annual performance as defined by specific financial criteria. The Board of Directors of PAHC will review the overall plan on an annual basis and will approve final payments to participants.

Performance Measures

The participants in this plan will be awarded incentive payments based on their respective group, division or overall corporate performance. Corporate management with the approval of the Board of Directors sets the performance objectives and their respective weightings. Should the Corporation miss its targeted threshold performance, management reserves the right to adjust incentive payments.

Incentive Plan Targets

A participant’s incentive compensation is determined by the following components:

•	Targeted bonus dollars, resulting from applying the targeted bonus percentage to the annual base compensation
•	Payout percentage, resulting from actual performance as compared with the established range for each performance measure. Each performance measure is assigned a relative weight to arrive at an overall total payout percentage.

The actual bonus payout is the result of multiplying the targeted bonus dollars by the payout percentage however; management reserves the right to adjust bonus payouts at its discretion.

Generally, incentive plan targets are based on budgeted performance measures, set at the beginning of the fiscal year, achievement of which leads to payout at 100% of target levels. Threshold goals have been determined for each performance measure that would trigger 50% of the targeted incentive payment. There will be no payment for results below the threshold level. In addition, maximum goals have been determined with the potential of earning 150% of the targeted incentive payment. Maximum payment will not exceed 150% of target. Participants will receive prorated amounts according to the actual results achieved.

Administration and Policies

Every Domestic (US) plan participant is required to have a signed Employee Invention, Confidentiality and Non-Compete agreement on file in Corporate Headquarters to participate in the plan.

The PAHC Corporate Human Resource and Finance Departments will administer this annual corporate incentive plan. No payment of any kind may be made without the direct approval of the Chief Executive Officer and the Board of Directors.

Any and all incentive payments are and shall be at the complete discretion of management. Management reserves the right to eliminate, increase or decrease any bonus payout amount based upon such factors as management believes is appropriate, whether or not such factors have been expressly set forth in the bonus plan.

Any questions regarding this plan should be directed to Dan Welch in the Corporate Human Resource Department in Teaneck.

Payment of Incentive

Annual incentive payments will be based on actual results for the fiscal year ending June 30th. Targets will be calculated as a percentage of the participant’s actual base salary earnings for the previous twelve (12) months. It is anticipated that actual payment will be made by September 30th of the following fiscal year. To be eligible for payment of the incentive, a participant must be an active employee in good standing at the time that payment is made. If a participant is terminated by the company or resigns employment prior to the time that payment is made, the participant is ineligible to receive an incentive and forfeits the right to claim any incentive payment.

Some reasons incentive award payments may be adjusted include:

-	Extraordinary factors which impact positively or negatively on business unit performance; for example currency swings compared to the rates budgeted for the fiscal year.
-	Participant is hired mid-year or has had an extended leave of absence of more than 30 days.
-	Participant moved from a non-variable pay eligible position to a variable pay eligible position.
-	Participant had more than one variable pay eligible position with different targets and/or annual base salary.
-	Participant has poor performance.

No incentive will be paid if a participant’s date of hire occurs after April 1 of the incentive year.

Management reserves the right to adjust incentive payouts at its discretion.